Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
July 7, 2005	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES

FIRST QUARTER 2006 SALES AND EARNINGS GROWTH

Sales increase 8 percent – Earnings increase 33 percent

•	Net sales for the first fiscal quarter 2006 increased 8 percent to $1,356.9 million
•	Total seed revenue increased over 18 percent
•	Fertilizer revenue was up 20 percent
•	Company achieved net income of $49.4 million or $0.94 per diluted share

GREELEY, Colo. – July 7, 2005 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced financial results for the first quarter of fiscal 2006.

Sales increased by 8 percent to $1,356.9 million in the first fiscal quarter 2006, compared to $1,258.5 for the same period in 2005. Sales of seed increased to $276.3 million in first quarter 2006, from $233.6 million in first quarter 2005. The increase was due to volume growth of both third party and proprietary brands and higher prices due to increased sales of seed with enhanced traits. Sales of fertilizer increased to $336.4 in the first quarter 2006 from $280.7 million in the first quarter 2005. The increase was due to higher pricing and higher volumes. Sales of chemicals were relatively flat at $723.5 million in the first quarter 2006 from $724.1 million in the same period in 2005. Share gains in the Midwest and Northern Plains and a change in the way Monsanto bills its bulk herbicide business were offset by lower non-crop sales and slightly lower chemical tolling revenue due to the rationalization of two non-strategic formulation facilities that had provided toll manufacturing services. Sales of other products were relatively flat at $20.6 million in the first quarter 2006, from $20.1 million in the first quarter 2005.

Gross profit grew to $168.8 million in the first fiscal quarter of 2006 compared to $135.7 million in the first quarter of fiscal 2005. The increase in gross profit was partially due to lower supply chain costs and growth in seed and fertilizer volumes. Gross profit in the first fiscal quarter 2006 was also higher due to a $17.4 million adjustment to the fair market value of inventory sold during the first quarter of fiscal 2005 related to purchase accounting for the company’s November 2003 acquisition of United Agri Products.

Net income for fiscal first quarter 2006 was $49.4 million, or $0.94 per diluted share, versus net income of $25.5 million in fiscal first quarter 2005. Net income increased 32.5% over ongoing net income(1) in the first quarter last year. Ongoing net income(1) for fiscal first quarter 2005 was $37.3 million.

“We came into this fiscal year with enthusiasm and momentum. We delivered a strong quarter both in revenue generation and earnings growth,” said L. Kenny Cordell, UAP Holding Corp.’s president and chief executive officer. “In all sectors of the business we executed well against our plan. This is further proof of our ability to succeed with the strategy we laid out last year.”

The company reduced average trade working capital(2) by $31.7 million, on a trailing twelve-month basis. “The balance sheet and financial performance of United Agri Products continue to remain solid,” said Dave Bullock, UAP Holding Corp.’s chief financial officer. “We will continue to focus on operational disciplines in order to drive improvement in our business.”

Conference call information

The company will hold a conference call to discuss fiscal first quarter 2006 results at 5:00 p.m. EDT this afternoon. The call will be webcast live over the Internet from the company’s web site at www.uap.com under “Investor Information.” Participants should follow the instructions provided on the web site for downloading and installing the necessary audio applications. The conference also is available by dialing 800-901-5248 (domestic) or 617-786-4512 (international) and entering passcode 95084779.

Following the live conference call, a replay will be available on the company’s web site. The replay also will be available one hour after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 40513755. The telephonic replay will be available for seven days.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products markets a comprehensive line of products, including crop protection chemicals, seeds and fertilizers, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 330 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its debt agreements, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, and other risks identified and discussed under the caption “Risk Factors” in

Form 10-K filed with the Securities and Exchange Commission on May 27, 2005 and in the other documents the company files with the SEC from time to time.

-Financial Tables Follow

UAP HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

UNAUDITED

	May 29, 2005	February 27, 2005	May 30, 2004
ASSETS
Current assets:
Cash and cash equivalents	$15,779	$48,204	$27,219
Receivables, less allowance for doubtful accounts of $15,524, $13,749 and $27,881	1,009,097	234,824	896,057
Inventories	681,913	697,134	594,079
Deferred income taxes	21,223	17,263	4,566
Vendor prepay	33,360	149,010	32,243
Other current assets	5,978	8,753	10,489

Total current assets	1,767,350	1,155,188	1,564,653
Property, plant and equipment	107,414	104,745	102,607
Less accumulated depreciation	(17,876)	(15,080)	(5,442)

Property, plant and equipment, net	89,538	89,665	97,165
Goodwill	34,645	34,645	43,466
Intangible assets, net	25,561	25,894	6,705
Deferred income taxes	7,544	6,967	6,605
Debt issue costs, net	20,186	20,259	22,733
Investment in unconsolidated affiliates	3,360	4,071	3,050
Other assets	784	653	4,562

Total assets	$1,948,968	$1,337,342	$1,748,939

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$—	$55	$42,123
Accounts payable	1,217,688	822,867	996,143
Other accrued liabilities	211,206	72,164	246,563
Income taxes payable	35,379	3,252	6,517
Deferred income taxes	108	108	8,709

Total current liabilities	1,464,381	898,446	1,300,055
Long-term debt	298,456	295,948	311,432
Series A redeemable preferred stock	—	—	35,379
Other non-current liabilities	3,645	2,871	5,646
Deferred income taxes	23,156	23,590	264
Commitments and contingencies (note 8)
Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 50,434,372, 50,431,872 and 47,248,265 issued and outstanding, respectively	50	50	47
Management stock – rabbi trust	4,819	4,819	5,550
Additional paid-in capital	110,036	109,863	55,993
Retained (deficit) earnings	41,547	(1,535)	35,175
Accumulated other comprehensive income (loss)	2,878	3,290	(602)

Stockholders’ equity	159,330	116,487	96,163

Total liabilities and stockholders’ equity	$1,948,968	$1,337,342	$1,748,939

UAP HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except earnings per share amounts)

UNAUDITED

	Thirteen Weeks Ended May 29, 2005	Fourteen Weeks Ended May 30, 2004
Net sales	$1,356,910	$1,258,489
Costs and expenses:
Cost of goods sold	1,188,158	1,122,755

Gross profit	168,752	135,734

Selling, general and administrative expenses	86,348	82,956
Gain on sale of assets	(18)	(572)
Royalties, service charges and other income and expenses	(7,784)	(2,673)

Operating income	90,206	56,023
Third party interest expense	8,328	12,132
Finance related and other charges	—	1,875

Income before income taxes	81,878	42,016
Income tax expense	32,491	16,494

Net income	$49,387	$25,522

Earnings per share:
Basic	$0.98	$0.54

Diluted	$0.94	$0.50

Weighted average shares outstanding:
Basic	50,432,696	47,232,631

Diluted	52,261,501	50,883,198

UAP HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

UNAUDITED

	Thirteen Weeks Ended May 29, 2005	Fourteen Weeks Ended May 30, 2004
Operations
Net income	$49,387	$25,522
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation	2,845	3,501
Amortization of intangibles	340	365
Amortization of debt issuance costs	1,119	947

Accretion of discount on notes	2,508	2,862

Gain on sales of fixed assets	(18)	(572)
Deferred tax provision (benefit)	(4,969)	9,585
Stock compensation	173	—
Change in operating assets and liabilities	(104,082)	(247,135)

Net cash used in operations	(52,697)	(204,925)
Investing
Additions to property, plant and equipment	(3,215)	(3,890)
Proceeds from sales of assets	381	857
Investment in unconsolidated affiliates	711	908

Net cash used in investing activities	(2,123)	(2,125)
Financing
Check float on zero balance accounts	23,621	19,437
Net borrowings of short-term debt	(55)	42,204
Debt issuance costs	(1,046)	—

Net cash provided by financing activities	22,520	61,641

Net change in cash and cash equivalents	(32,300)	(145,409)
Net effect of exchange rates on cash and cash equivalents	(125)	(19)

Net change in cash and cash equivalents	(32,425)	(145,428)
Cash and cash equivalents at beginning of period	48,204	172,647

Cash and cash equivalents at end of period	$15,779	$27,219

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$797	$800
Net cash (refunded) paid during the period for income taxes	$(5,291)	$631
Dividends declared but not yet paid	$6,305	$—

Reconciliations of Non GAAP Financial Measures to GAAP Financial Measures

The following table reconciles the differences between net income as determined under United States of America generally accepted accounting principles (GAAP) and ongoing net income:

UAP HOLDING CORP.

(dollars in thousands)

UNAUDITED

(1) On-going Net Income Reconciliation:	Thirteen Weeks Ended May 29, 2005	Fourteen Weeks Ended May 30, 2004
Net income	$49,387	$25,522

Adjustments, net of tax:
Non-accountable charges paid to ConAgra relating to the acquisition	—	1,131
Apollo management fee	—	151
Inventory fair market value adjustment	—	10,464

Sub-total adjustments, net of tax	—	11,746

Ongoing income from continuing operations	$49,387	$37,268

The following tables reconcile the difference between working capital, as determined under GAAP, and trade working capital and average trade working capital:

UAP HOLDING CORP.

(dollars in thousands)

UNAUDITED

(2) Working Capital Reconciliation to Trade Working Capital	May 29, 2005	May 30, 2004
Working capital	$302,969	$264,598

Adjustments:
Subtract cash and cash equivalents	15,779	27,219
Add back short-term debt	—	42,123

Trade working capital	$287,190	$279,502

Trade Working Capital Detail:
Receivables, less allowance for doubtful accounts	$1,009,097	$896,057
Inventories	681,913	594,079
Deferred income taxes	21,223	4,566
Vendor prepay	33,360	32,243
Other current assets	5,978	10,489

Subtotal	1,751,571	1,537,434

Accounts payable	1,217,688	996,143
Other accrued liabilities	211,206	246,563
Income taxes payable	35,379	6,517
Deferred income taxes	108	8,709

Subtotal	1,464,381	1,257,932

Trade working capital	$287,190	$279,502

(dollars in thousands)
UNAUDITED

(2) Average Trade Working Capital(a)	Fifty-Two Weeks Ended May 29, 2005	Fifty-Three Weeks Ended May 30, 2004
Receivables, less allowance for doubtful accounts	$576,120	$493,375
Inventories	575,841	578,829
Deferred income taxes	14,709	14,091
Vendor prepay	72,567	35,528
Other current assets	2,446	3,424

Subtotal	1,241,683	1,125,247

Accounts payable	737,601	554,143
Other accrued liabilities	118,522	160,449
Income taxes payable	4,169	2,025
Deferred income taxes	5,218	726

Subtotal	865,510	717,343

Average trade working capital	$376,173	$407,904

Change in twelve month average trade working capital	$31,731

(a) Trailing 12 month average for each period.

The press release furnished herewith uses the non-GAAP financial measures of ongoing net income, trade working capital and average trade working capital. These financial measures exclude the impact of the write-up of inventory to fair market value, the non-accountable charges paid to ConAgra Foods relating to our November 2003 acquisition of United Agri Products, Inc. and the management fees paid to Apollo Management. We believe that ongoing net income, trade working capital and average trade working capital best reflect our ongoing performance and business operations during the periods presented and are more useful to investors for comparative purposes. In addition, management uses these financial measures in internal reporting, in its budgeting and long-range planning processes and in determining performance-based compensation.

The presentation of ongoing net income, trade working capital and average trade working capital is intended to supplement investors’ understanding of our operating performance. These non-GAAP financial measures may not be comparable to similar measures used by other companies. Furthermore, these non-GAAP financial measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with accounting principles generally accepted in the United States.

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CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400